Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Pride International, Inc.:
We have audited the accompanying consolidated balance sheets of Pride International, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pride International, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Pride International, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 18, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
February 18, 2011

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Pride International, Inc.:
We have audited Pride International, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pride International, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Pride International, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pride International, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 18, 2011 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Houston, Texas
February 18, 2011

Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	December 31,
	2010	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$485.0	$763.1
Trade receivables, net	200.3	211.9
Deferred income taxes	10.1	21.6
Other current assets	127.3	167.6

Total current assets	822.7	1,164.2

PROPERTY AND EQUIPMENT	7,337.0	6,091.0
Less: accumulated depreciation	1,375.8	1,200.7

Property and equipment, net	5,961.2	4,890.3
OTHER ASSETS, NET	87.8	88.4

Total assets	$6,871.7	$6,142.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	112.3	132.4
Accrued expenses and other current liabilities	217.0	339.7

Total current liabilities	359.6	502.4

OTHER LONG-TERM LIABILITIES	101.5	118.3

LONG-TERM DEBT, NET OF CURRENT PORTION	1,833.4	1,161.7

DEFERRED INCOME TAXES	60.9	102.7

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 50.0 shares authorized; none issued	—	—
Common stock, $0.01 par value; 400.0 shares authorized; 176.9 and 175.5 shares issued; 175.8 and 174.6 shares outstanding	1.8	1.8
Paid-in capital	2,103.0	2,058.7
Treasury stock, at cost; 1.1 and 0.9 shares	(21.8)	(16.4)
Retained earnings	2,429.9	2,210.8
Accumulated other comprehensive income	3.4	2.9

Total stockholders’ equity	4,516.3	4,257.8

Total liabilities and stockholders’ equity	$6,871.7	$6,142.9

The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2010	2009	2008

REVENUES
Revenues, excluding reimbursable revenues	$1,431.5	$1,563.5	$1,664.7
Reimbursable revenues	28.6	30.7	37.9

	1,460.1	1,594.2	1,702.6

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	871.9	828.3	766.5
Reimbursable costs	24.9	27.3	34.9
Depreciation and amortization	184.0	159.0	147.3
General and administrative, excluding depreciation and amortization	103.9	110.5	126.7
Department of Justice and Securities and Exchange Commission fines	—	56.2	—
Loss (gain) on sales of assets, net	0.2	(0.4)	0.1

	1,184.9	1,180.9	1,075.5

EARNINGS FROM OPERATIONS	275.2	413.3	627.1

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(13.4)	(0.1)	(20.0)
Refinancing charges	(16.7)	—	(2.3)
Interest income	2.9	3.0	16.8
Other income (expense), net	4.0	(4.1)	20.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	252.0	412.1	642.2
INCOME TAXES	(8.6)	(71.8)	(133.5)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	243.4	340.3	508.7
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(24.3)	(54.5)	342.4

NET INCOME	$219.1	$285.8	$851.1

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$1.37	$1.93	$2.95
Income (loss) from discontinued operations	(0.14)	(0.31)	1.99

Net income	$1.23	$1.62	$4.94

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$1.37	$1.92	$2.89
Income (loss) from discontinued operations	(0.14)	(0.31)	1.94

Net income	$1.23	$1.61	$4.83

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.6	173.7	170.6
Diluted	176.2	174.0	175.2
The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Consolidated Statements of Stockholders’ Equity
(In millions)

							Accumulated
							Other	Total
	Common Stock		Paid-in	Treasury Stock		Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Shares	Amount	Earnings	Income (Loss)	Equity

Balance, December 31, 2007	167.5	$1.7	$1,917.5	0.6	$(9.9)	$1,557.1	$7.6	$3,474.0
Comprehensive income, net of tax
Net income						851.1		851.1
Foreign currency translation							(6.0)	(6.0)
Foreign currency hedges							0.2	0.2
Change in defined benefit plan funded status							(1.0)	(1.0)

Total comprehensive income						851.1	(6.8)	844.3

Exercise of stock options	1.1	—	19.0					19.0
Tax benefit from stock-based compensation			7.6					7.6
Retirement of 3 1/4% Convertible Notes	5.0	—	31.4					31.4
Stock-based compensation, net	0.2	—	27.1	0.1	(3.4)			23.7

Balance, December 31, 2008	173.8	1.7	2,002.6	0.7	(13.3)	2,408.2	0.8	4,400.0

Comprehensive income, net of tax
Net income						285.8		285.8
Foreign currency translation							2.4	2.4
Foreign currency hedges							(0.3)	(0.3)
Change in defined benefit plan funded status								—

Total comprehensive income						285.8	2.1	287.9

Exercise of stock options	0.9		18.0					18.0
Tax deficiency from stock-based compensation			(1.4)					(1.4)
Stock-based compensation, net	0.8	0.1	39.5	0.2	(3.1)			36.5
Spin-off of Seahawk						(483.2)		(483.2)

Balance, December 31, 2009	175.5	1.8	2,058.7	0.9	(16.4)	2,210.8	2.9	4,257.8

Comprehensive income, net of tax
Net income						219.1		219.1
Foreign currency translation							2.2	2.2
Foreign currency hedges							0.1	0.1
Change in defined benefit plan funded status							(1.8)	(1.8)

Total comprehensive income						219.1	0.5	219.6

Exercise of stock options	0.3		5.2					5.2
Tax benefit from stock-based compensation			2.8					2.8
Stock-based compensation, net	1.1		36.3	0.2	(5.4)			30.9

Balance, December 31, 2010	176.9	$1.8	$2,103.0	1.1	$(21.8)	$2,429.9	$3.4	$4,516.3

The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$219.1	$285.8	$851.1
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	—	(5.4)	(6.2)
Gain on sale of tender-assist rigs	—	—	(121.4)
Gain on sale of Latin America and E&P Services segments	—	—	(56.8)
Gain on sale of equity method investment	—	—	(11.4)
Depreciation and amortization	184.0	196.5	210.8
Refinancing charges	12.3	—	—
Amortization and write-offs of deferred financing costs	6.1	2.4	5.2
Amortization of deferred contract liabilities	(45.8)	(53.8)	(59.0)
Impairment charges	—	33.4	—
Gain on sales of assets, net	(0.1)	(0.4)	(24.0)
Deferred income taxes	(27.8)	(13.2)	78.1
Excess tax benefits from stock-based compensation	(2.8)	(1.5)	(7.7)
Stock-based compensation	32.7	35.9	24.8
Other, net	2.2	0.9	2.2
Net effect of changes in operating accounts (See Note 15)	(39.4)	142.8	(26.9)
Change in deferred gain on asset sales and retirements	—	4.9	(12.3)
Increase (decrease) in deferred revenue	(9.6)	13.8	(8.7)
Decrease (increase) in deferred expense	(8.7)	(15.0)	6.3

NET CASH FLOWS FROM OPERATING ACTIVITIES	322.2	627.1	844.1
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(1,253.3)	(994.4)	(984.0)
Reduction of cash from spin-off of Seahawk	—	(82.4)	—
Proceeds from dispositions of property and equipment	1.4	7.4	65.8
Proceeds from the sale of Eastern Hemisphere land rigs, net	—	9.6	84.9
Proceeds from sale of tender-assist rigs, net	—	—	210.8
Proceeds from sale of equity method investment	—	—	15.0
Proceeds from insurance	—	—	25.0

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(1,251.9)	(1,059.8)	(582.5)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(542.6)	(30.3)	(537.2)
Proceeds from debt borrowings	1,200.0	498.2	68.0
Debt finance costs	(17.3)	(6.2)	(2.7)
Net proceeds from employee stock transactions	8.7	20.1	24.7
Excess tax benefits from stock-based compensation	2.8	1.5	7.7

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	651.6	483.3	(439.5)
Increase (decrease) in cash and cash equivalents	(278.1)	50.6	(177.9)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	763.1	712.5	890.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$485.0	$763.1	$712.5

The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Notes to Consolidated Financial Statements
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Pride International, Inc. (“Pride,” “we,” “our,” or “us”) is a leading international provider of offshore contract drilling services. We provide these services to oil and natural gas exploration and production companies through the operation and management of 26 offshore rigs. We also have two ultra-deepwater drillships under construction.
Basis of Presentation
The consolidated financial statements include the accounts of Pride and all entities that we control by ownership of a majority voting interest as well as variable interest entities for which we are the primary beneficiary. All significant intercompany transactions and balances have been eliminated in consolidation. Investments over which we have the ability to exercise significant influence over operating and financial policies, but do not hold a controlling interest, are accounted for using the equity method of accounting. Investments in which we do not exercise significant influence are accounted for using the cost method of accounting.
Management Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on a regular basis, including those related to revenue recognition, property and equipment, income taxes, stock-based compensation and contingencies. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Fair Value Accounting
We use fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities and to determine fair value disclosures. Our foreign currency forward contracts are recorded at fair value on a recurring basis (see Note 5).
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, we use various valuation techniques and assumptions when estimating fair value. For accounting disclosure purposes, a three-level valuation hierarchy of fair value measurements has been established. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.
When determining the fair value measurements for assets and liabilities required or permitted to be recorded or disclosed at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability. When possible, we look to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, we look to market observable data for similar assets and liabilities. Nevertheless, certain assets and liabilities are not actively traded in observable markets, and we are required to use alternative valuation techniques to derive an estimated fair value measurement.
Conditions Affecting Ongoing Operations
Our current business and operations are substantially dependent upon conditions in the oil and natural gas industry and, specifically, the exploration and production expenditures of oil and natural gas companies. The demand for contract drilling and related services is influenced by, among other things, crude oil and natural gas prices, expectations about future prices, the cost of producing and delivering crude oil and natural gas, government regulations and local and international political and economic conditions. There can be no assurance that current levels of exploration and production expenditures of oil and natural gas companies will be maintained or that demand for our services will reflect the level of such activities.

Dollar Amounts
All dollar amounts (except per share amounts) presented in the tabulations within the notes to our financial statements are stated in millions of dollars, unless otherwise indicated.
Revenue Recognition
We recognize revenue as services are performed based upon contracted dayrates. Revenues are recorded net of value-added taxes or similar type taxes imposed on any revenue-producing transactions. Mobilization fees received and costs incurred to mobilize a rig from one geographic area to another in connection with a drilling contract are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Lump-sum payments received to reimburse us for capital improvements to rigs are deferred and recognized on a straight-line basis over the period of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets. Contract dayrate adjustments are recognized when determinable and accepted by the customer.
Cash and Cash Equivalents
We consider all highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.
Property and Equipment
Property and equipment are carried at original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations.
We depreciate property and equipment using the straight-line method based upon expected useful lives of each class of assets. The expected original useful lives of the assets for financial reporting purposes range from five to 35 years for rigs and rig equipment and three to 20 years for other property and equipment. We evaluate our estimates of remaining useful lives and salvage value for our rigs when changes in market or economic conditions occur that may impact our estimates of the carrying value of these assets and when certain events occur that directly impact our assessment of the remaining useful lives of the rigs and include changes in operating condition, functional capability, market and economic factors. In conducting this evaluation, the scope of work, age of the rig, general condition of the rig and design of the rig are factors that are considered in the evaluation. We also consider major capital upgrades required or rig refurbishment to perform certain contracts and the long-term impact of those upgrades on the future marketability when assessing the useful lives of individual rigs. During 2010 and 2008, we extended the useful lives of certain rigs based on the results of our review of the useful lives of the rigs upon completion of shipyard projects. In 2010, this change resulted in a reduction in depreciation expense in 2010 of $4.3 million for continuing operations and increased after-tax diluted earnings per share from continuing operations by $0.02. In 2008, this change to the useful lives reduced depreciation expense by $2.4 million and $0.5 million for continuing and discontinued operations, respectively, and increased after-tax diluted earnings per share from continuing operations by $0.01. During 2009, based on the results of our review of the useful lives of rigs that completed shipyard projects, we had no adjustments to the useful lives of the rigs.
Interest is capitalized on construction-in-progress at the weighted average cost of debt outstanding during the period of construction or at the interest rate on debt incurred for construction.
We review our property and equipment for impairment when events or changes in circumstances indicate the carrying value of such assets or asset groups may not be recoverable, such as a significant decrease in market value of the assets or a significant change in the business conditions in a particular market. Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future utilization levels, dayrates and costs. The use of different estimates and assumptions could result in materially different carrying values of our assets and could materially affect our results of operations.

During the first and second quarters of 2010, management determined that the current and forecasted operating losses of our independent leg jackup fleet represented a triggering event for the asset group. Management performed an undiscounted cash flow analysis for the group’s long-lived assets to determine if there was any impairment of the asset group and, as a result of this analysis, determined that no impairment was required.
Future changes that might occur in our Independent Leg Jackup asset group, such as the stacking of additional rigs, decreases in dayrates and declining utilization, might result in changes to our estimates and assumptions used in our undiscounted cash flow analysis. This could affect whether or not projected undiscounted cash flows continue to exceed the carrying value of the Independent Leg Jackup asset group and could result in a required impairment charge in a future period.
In connection with the spin-off of Seahawk Drilling, Inc. (“Seahawk”) in August 2009, we conducted a fair value assessment of its long-lived assets. As a result of this assessment, we determined that the carrying value of these assets exceeded the fair value, resulting in an impairment loss of $33.4 million. We recorded the loss in income from discontinued operations for 2009. In 2008, we recognized no impairment charges.
Rig Certifications
We are required to obtain certifications from various regulatory bodies in order to operate our offshore drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs associated with obtaining and maintaining such certifications, including inspections and surveys, and drydock costs to the rigs are deferred and amortized over the corresponding certification periods.
As of December 31, 2010 and 2009, the deferred and unamortized portion of such costs on our balance sheet was $40.6 million and $31.4 million, respectively. The portion of the costs that are expected to be amortized in the 12 month periods following each balance sheet date are included in other current assets on the balance sheet and the costs expected to be amortized after more than 12 months from each balance sheet date are included in other assets. The costs are amortized on a straight-line basis over the period of validity of the certifications obtained. These certifications are typically for five years, but in some cases are for shorter periods. Accordingly, the remaining useful lives for these deferred costs are up to five years.
Derivative Financial Instruments
We enter into derivative financial transactions to hedge exposures to changing foreign currency exchange rates. We do not enter into derivative transactions for speculative or trading purposes. As of December 31, 2010 and 2009, we designated our foreign currency derivative financial instruments as cash flow hedges whereby gains and losses on these instruments were recognized in earnings in the same period in which the hedged transactions affected earnings.
Income Taxes
We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled. A valuation allowance for deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Because of tax jurisdictions in which we operate, some of which are revenue based tax regimes, changes in earnings before taxes do not directly correlate to changes in our provision for income tax.
Foreign Currency Translation
We have designated the U.S. dollar as the functional currency for most of our operations in international locations because we contract with customers, purchase equipment and finance capital using the U.S. dollar. In those countries where we have designated the U.S. dollar as the functional currency, certain assets and liabilities of foreign operations are translated at historical exchange rates, revenues and expenses in these countries are translated at the average rate of exchange for the period, and all translation gains or losses are reflected in the period’s results of operations. In those countries where the U.S. dollar is not designated as the functional currency, revenues and expenses are translated at the average rate of exchange for the period, assets and liabilities are translated at end of period exchange rates and all translation gains and losses are included in accumulated other comprehensive income (loss) within stockholders’ equity.

Concentration of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. We invest our cash and cash equivalents in high quality financial instruments. We limit the amount of credit exposure to any one financial institution or issuer. Our customer base consists primarily of major integrated and government-owned international oil companies, as well as smaller independent oil and gas producers. Management believes the credit quality of our customers is generally high. We provide allowances for potential credit losses when necessary.
Stock-Based Compensation
We recognize compensation expense for awards of equity instruments based on the grant date fair value of those awards. We recognize these compensation costs net of an estimated forfeiture rate, and recognize compensation cost for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the award vesting term. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. Expected dividend yield is based on historical dividend payments. Our methodology for estimating expected volatility is based on a combination of historical volatility and peer group historical volatility. The historical volatility is determined by observing the actual prices of our common stock over a period commensurate with the expected life of the awards weighted appropriately with the effects of certain changes in business composition or capital structure, including the sale of our Eastern Hemisphere land rigs, the disposition of our Latin America Land and E&P Services segments and other non-core businesses. The peer group volatility is based on historical volatility of a comparable peer group consisting of companies of similar size and operating in a similar industry adjusted for differences in capital structure and weighted for periods of significant volatility due to general market conditions. We believe this approach appropriately reflects the factors that marketplace participants would likely use to assess the expected volatility of our awards on the date of grant. We use the “short-cut method” to establish the balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the impact on the APIC pool and the statement of cash flows of the tax effects of employee stock-based compensation awards.
Earnings per Share
We compute basic earnings per share from continuing operations based on the weighted average number of shares of common stock outstanding during the applicable period. We compute diluted earnings per share from continuing operations based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, restricted stock awards, convertible debentures and other convertible debt were converted into common stock, after giving retroactive effect to the elimination of interest expense, net of income taxes.
Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-6”). The update amends FASB Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, (“ASC Topic 820”) to require additional disclosures related to transfers between levels in the hierarchy of fair value measurements. ASU 2010-6 is effective for interim and annual reporting periods beginning after December 15, 2009. We adopted ASU 2010-6 as of January 1, 2010. Because the update did not change how fair values are measured, the update did not have an effect on our consolidated financial position, results of operations or cash flows.
In April 2010, the FASB issued ASU 2010-12, Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts. This update codifies an SEC Staff Announcement relating to accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. We adopted ASU 2010-12 as of its effective date, April 14, 2010. The effect of the new health care laws on our consolidated financial position, results of operations and cash flows is immaterial.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The purpose of this update is to codify the SEC Staff Announcement made at the March 18, 2010 meeting of the FASB Emerging Issues Task Force (“EITF”) by the SEC Observer to the EITF. The Staff Announcement provides the SEC staff’s view on certain foreign currency issues related to investments in Venezuela. ASU 2010-19 is effective as of March 18, 2010. We adopted the update as of its effective date. The update had no effect on our consolidated financial position, results of operations or cash flows.
In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules—Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. This ASU amends various SEC paragraphs in the ASC to reflect changes made by the SEC in Final Rulemaking Release No. 33-9026, which was issued in April 2009 and amended SEC requirements in Regulation S-X and Regulation S-K and made changes to financial reporting requirements in response to the FASB’s issuance of Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations (FASB ASC Topic 805), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (FASB ASC Topic 810). ASU 2010-21 is effective upon issuance. We adopted this update on its effective date. The update had no effect on our consolidated financial position, results of operations or cash flows. We previously adopted the guidance originally issued in SFAS 141(R) and SFAS 160 on January 1, 2009.
In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics—Technical Corrections to SEC Paragraphs. This update amends some of the SEC material in the ASC based on the June 2009 publication of Staff Accounting Bulletin (“SAB”) No. 112, which amended Topic 2, Topic 5, and Topic 6 in the SEC’s Staff Accounting Bulletin series. SAB 112 was issued to bring the SEC’s staff interpretative guidance into alignment with the changes in U.S. GAAP made in SFAS No. 141(R), Business Combinations (FASB ASC Topic 805), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (FASB ASC Topic 810). ASU 2010-22 is effective upon issuance. We adopted this update on its effective date. The update had no effect on our consolidated financial position, results of operations or cash flows.
In December 2010, the FASB has issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. ASC Topic 805, Business Combinations, requires a public entity involved in a merger or acquisition to disclose pro forma information of the combined entity for business combinations that occur in the current reporting period. This update clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in ASC Topic 805 when comparative financial statements are presented. The update requires the pro forma information for business combinations to be presented as if the business combination occurred at the beginning of the prior annual reporting period when calculating both the current reporting period and the prior reporting period pro forma financial information. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the update as of January 1, 2011. We do not expect the update to have a material effect on our consolidated financial position, results of operations or cash flows.
Reclassifications
Certain reclassifications have been made to the prior years’ consolidated financial statements to conform with the current year presentation.

NOTE 2. DISCONTINUED OPERATIONS
We reclassify, from continuing operations to discontinued operations, for all periods presented, the results of operations for any component either held for sale or disposed of. We define a component as comprising operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes from the rest of our operations. A component may be a reportable segment, an operating segment, a reporting unit, a subsidiary, or an asset group. Such reclassifications had no effect on our net income or stockholders’ equity.
Seahawk Spin-off and Subsequent Bankruptcy Filing
On August 24, 2009, we completed the spin-off of Seahawk, which holds the assets and liabilities that were associated with our mat-supported jackup rig business. In the spin-off, our stockholders received 100% (approximately 11.6 million shares) of the outstanding common stock of Seahawk by way of a pro rata stock dividend. Each of our stockholders of record at the close of business on August 14, 2009 received one share of Seahawk common stock for every 15 shares of our common stock held by such stockholder and cash in lieu of any fractional shares of Seahawk common stock to which such stockholder otherwise would have been entitled.
The following table presents selected information regarding the results of operations of our former mat-supported jackup business:

	2010	2009	2008
Revenues	$—	$189.4	$607.9
Operating costs, excluding depreciation and amortization	3.7	161.6	326.6
Depreciation and amortization	—	37.5	59.2
General and administrative, excluding depreciation and amortization	0.8	34.3	3.9
Impairment expense	—	33.4	—
Gain on sales of assets, net	—	(5.0)	(24.2)

Earnings (loss) from operations	$(4.5)	$(72.4)	$242.4
Other income (expense), net	—	2.6	(2.5)

Income (loss) before taxes	(4.5)	(69.8)	239.9
Income taxes	(6.1)	17.1	(83.2)

Income (loss) from discontinued operations	$(10.6)	$(52.7)	$156.7

In connection with the spin-off, we made a cash contribution to Seahawk of approximately $47.3 million to achieve a targeted working capital for Seahawk as of May 31, 2009 of $85 million. We and Seahawk also agreed to indemnify each other for certain liabilities that may arise or be incurred in the future attributable to our respective businesses. During the third quarter of 2010, we recorded a charge to income tax expense for discontinued operations due to the allocation of additional foreign tax credits to Seahawk stemming from the finalization of our 2009 income tax return. During the fourth quarter of 2010, we recorded charges of $4.1 million and $2.3 million to discontinued operations and continuing operations, respectively, related to the establishment of an allowance for uncollectible receivables. As of December 31, 2010, we had a receivable from Seahawk of $16.0 million, net of allowance, which is included in “Other current assets,” pursuant to a transition services agreement and management agreements for the operation of the Pride Wisconsin and the Pride Tennessee in connection with the spin-off.
In February 2011, Seahawk and several of its affiliates filed for protection under Chapter 11 of the Bankruptcy Code. In the bankruptcy filings, we were listed as Seahawk’s largest unsecured creditor with a contingent, disputed, and unliquidated claim in the amount of approximately $16 million. The debt was listed as a trade payable, subject to setoff. The Seahawk debtors filed motions to sell substantially all of their assets and to obtain debtor-in-possession financing. The purchaser in the asset sale is proposed to be Hercules Offshore, Inc. and its affiliate SD Drilling LLC, which will pay base aggregate consideration consisting of approximately $25 million in cash and 22,321,425 shares of Hercules common stock. Prior to the commencement of the bankruptcy, Seahawk indicated an intention to seek, among other things, (i) to reject its outstanding contracts with us, thereby replacing Seahawk’s future performance obligations under the contracts with general unsecured claims in the bankruptcy, (ii) to seek a judicial determination or estimation of all of our claims against Seahawk, including indemnity claims and contract damage claims, and (iii) to set off claims Seahawk alleges it is owed for spin-off transition and other matters against all amounts currently payable from Seahawk to us in respect of transition services and rig management services, and to seek to recover any positive balance after such netting. In addition, the bankruptcy laws permit a debtor in bankruptcy, under certain circumstances, to challenge pre-bankruptcy payments or transfers of the debtor’s assets if the debtor received less than reasonably equivalent value while insolvent, or if the transfers were made with the actual intent to hinder, delay or defraud a creditor, or were made while insolvent on account of a pre-existing debt that has the effect of preferring the transferee over the debtor’s other creditors during the so-called preference period. Authorized representatives of the bankruptcy estate could seek to challenge transactions effected in connection with the spin-off under the bankruptcy laws.

As of the date of the spin-off, we conducted a fair value assessment of the long-lived assets of Seahawk to determine whether an impairment loss should be recognized. We used multiple valuation methods and weighted the results of those methods for the final fair value determination. For the first valuation technique, we applied the income approach using a discounted cash flows methodology. Our valuation was based upon unobservable inputs that required us to make assumptions about the future performance of the mat-supported jackup rigs for which there is little or no market data, including projected demand, dayrates and operating costs. We also used a recent third-party valuation and recent analyst research reports for our second and third valuation methods. As a result of our fair value assessment, we determined that the carrying value of $521.0 million of the Seahawk long-lived assets exceeded their fair value of $487.6 million, resulting in an impairment loss of $33.4 million. We recorded the loss in income from discontinued operations for the year ended December 31, 2009.
Sale of Eastern Hemisphere Land Rigs
In the third quarter of 2008, we entered into agreements to sell our remaining seven land rigs for $95 million in cash. The sale of all but one rig closed in the fourth quarter of 2008. We leased the remaining rig to the buyer until the sale of that rig closed, which occurred in the second quarter of 2009. We recognized an after-tax gain of $5.2 million upon closing the sale of the last rig. Accordingly, this gain, the recognition of which had been previously deferred, was reflected in our income from discontinued operations for the year ended December 31, 2009.
The following table presents selected information regarding the results of operations of this operating group:

	2010	2009	2008
Revenues	$—	$6.7	$70.4

Income (loss) before taxes	(0.3)	(1.0)	8.6
Income taxes	(0.3)	(2.0)	(11.1)
Gain on disposal of assets, net of tax	—	5.4	6.2

Income (loss) from discontinued operations	$(0.6)	$2.4	$3.7

Other Divestitures
In February 2008, we completed the sale of our fleet of three self-erecting, tender-assist rigs for $213 million in cash. We operated one of the rigs until mid-April 2009, when we transitioned the operations of that rig to the owner.
During the third quarter of 2007, we completed the disposition of our Latin America Land and E&P Services segments for $1.0 billion in cash. The purchase price was subject to certain post-closing adjustments for working capital and other indemnities. In December 2009, we filed suit against the buyer in the federal district court in the Southern District of New York to collect the final amount of the working capital adjustment payable by the buyer to us, plus interest, as determined in accordance with the purchase agreement, and the buyer made various counterclaims in the proceeding. All claims of the parties were settled in the first quarter of 2010, and the federal district court dismissed the claims with prejudice on March 10, 2010. From the closing date of the sale in the third quarter of 2007 through December 31, 2010, we recorded a total gain on disposal of $318.6 million, which included certain valuation adjustments for tax and other indemnities provided to the buyer and selling costs incurred by us. We have indemnified the buyer for certain obligations that may arise or be incurred in the future by the buyer with respect to the business. We believe it is probable that some of these indemnified liabilities will be settled with the buyer in cash. Our total estimated gain on disposal of assets includes an $8.1 million liability, based on our fair value estimates for the indemnities, and a $6.7 million asset for the cash value of tax benefits related to tax overpayments that the buyer will owe us when the benefits are realized. In the first quarter of 2010, we recorded a $6.8 million charge to the gain on disposal in connection with the re-measurement of a remaining indemnity that resulted from a foreign exchange fluctuation. The expected settlement dates for the remaining tax indemnities may vary from within one year to several years. Our final gain may be materially affected by the final resolution of these matters.

The following table presents selected information regarding the results of operations of these other divestitures:

	2010	2009	2008
Revenues	$0.7	$15.0	$88.0

Income (loss) before taxes	(5.6)	0.7	5.8
Income taxes	(0.4)	(0.2)	(2.0)
Gain (loss) on disposal of assets, net of tax	(7.1)	(4.7)	178.2

Income (loss) from discontinued operations	$(13.1)	$(4.2)	$182.0

NOTE 3. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following at December 31:

	2010	2009

Rigs and rig equipment	$5,256.1	$4,101.4
Construction-in-progress — newbuild drillships	1,788.8	1,682.4
Construction-in-progress — other	204.8	222.8
Other	87.3	84.4

Property and equipment, cost	7,337.0	6,091.0
Accumulated depreciation and amortization	(1,375.8)	(1,200.7)

Property and equipment, net	$5,961.2	$4,890.3

Depreciation and amortization expense of property and equipment for 2010, 2009 and 2008 was $184.0 million, $159.0 million and $147.3 million, respectively.
During 2010, 2009 and 2008, maintenance and repair costs included in operating costs on the accompanying consolidated statements of operations were $117.1 million, $129.1 million and $112.1 million, respectively.
We capitalize interest applicable to the construction of significant additions to property and equipment. For 2010, 2009 and 2008, we capitalized interest of $102.5 million, $74.7 million and $41.2 million, respectively. For 2010, 2009 and 2008, total interest costs, including amortization of debt issuance costs, were $115.9 million, $74.8 million and $61.2 million, respectively.
Construction-in-progress — Newbuild Drillships
On February 28, 2010, we took delivery of the Deep Ocean Ascension, the first of our five new ultra-deepwater drillships. The rig is currently under contract in the U.S. Gulf of Mexico and is expected to mobilize to the Mediterranean Sea in the second quarter of 2011.
On September 23, 2010, we took delivery of our second new ultra-deepwater drillship, the Deep Ocean Clarion. The rig is currently completing acceptance testing in the U.S. Gulf of Mexico and is expected to commence its contract late in the first quarter of 2011.
On January 24, 2011, we took delivery of our third new ultra-deepwater drillship, the Deep Ocean Mendocino. The Deep Ocean Mendocino is currently in transit to the U.S. Gulf of Mexico where it is expected to commence its contract during the second quarter of 2011 following completion of acceptance testing.
On December 10, 2010, we entered into an agreement for the construction of a fifth advanced-capability, ultra-deepwater drillship. Following shipyard construction, commissioning and testing, the drillship is expected to be delivered to us at the shipyard in mid-2013. The agreement provides for an aggregate fixed purchase price of $544 million, subject to adjustment for delayed delivery, payable in installments during the construction process. We expect the total project cost, including commissioning and testing, to be approximately $600 million, excluding capitalized interest. The agreement also includes an option for a second unit at similar terms and conditions, which may be exercised by us during the first quarter of 2011.

In addition, we have an agreement for the construction of the Deep Ocean Molokai, our fourth new ultra-deepwater drillship. The Deep Ocean Molokai has a scheduled delivery date in the fourth quarter of 2011.
Including amounts already paid and commissioning and testing, we expect total costs for our two remaining construction projects to be approximately $1.0 billion, excluding capitalized interest. Through December 31, 2010, we have spent approximately $345 million on these projects.
At December 31, 2010, our purchase obligations to the shipyard related to our three newbuild drillship construction projects as of such date, which includes the drillship delivered in January 2011, are as follows:

Amount
2011	$657.2
2012	108.8
2013	385.4
2014	—
2015	—
Thereafter	—

$1,151.4

NOTE 4. INDEBTEDNESS
Senior Unsecured Revolving Credit Facility
On July 30, 2010, we entered into an amended and restated unsecured revolving credit agreement with a group of banks that increased availability under the facility from $320.0 million to $720.0 million and extended the maturity from December 2011 to July 2013. As a result of this amendment, we recognized a charge of $0.3 million during the third quarter of 2010 related to the write-off of unamortized debt issuance costs associated with the previous facility, which is included in “Refinancing charges” for the year ended December 31, 2010. On October 28, 2010, pursuant to the credit facility’s accordion feature, we increased the availability under the facility to $750.0 million in the aggregate. Amounts drawn under the credit facility are available in U.S. dollars or euros and bear interest at variable rates based on either LIBOR plus a margin that varies based on our credit rating or the alternative base rate as defined in the agreement.
The credit facility contains a number of covenants restricting, among other things, liens; indebtedness of our subsidiaries; mergers and dispositions of all or substantially all of our or certain of our subsidiaries’ assets; hedging arrangements outside the ordinary course of business; and sale-leaseback transactions. The facility also requires us to maintain certain financial ratios. The facility contains customary events of default, including with respect to a change of control.
Borrowings under the credit facility are available to make investments, acquisitions and capital expenditures, to repay and back-up commercial paper and for other general corporate purposes. We may obtain up to $100 million of letters of credit under the facility. As of December 31, 2010, there were no borrowings or letters of credit outstanding under the facility.

Our indebtedness consisted of the following at December 31:

	2010	2009

Senior unsecured revolving credit facility	$—	$—
7 3/8% Senior Notes due 2014, net of unamortized discount of $1.4 million at December 31, 2009	—	498.6
8 1/2% Senior Notes due 2019, net of unamortized discount of $1.6 million and $1.7 million, respectively	498.4	498.3
6 7/8% Senior Notes due 2020	900.0	—
7 7/8% Senior Notes due 2040	300.0	—
MARAD notes, net of unamortized fair value discount of $1.4 million and $1.9 million, respectively	165.3	195.1

Total debt	1,863.7	1,192.0
Less: current portion of long-term debt	30.3	30.3

Long-term debt	$1,833.4	$1,161.7

8 1/2% Senior Notes due 2019
On June 2, 2009, we completed an offering of $500.0 million aggregate principal amount of 8 1/2% Senior Notes due 2019. The 2019 notes bear interest at 8.5% per annum, payable semiannually. The 2019 notes contain provisions that limit our ability and the ability of our subsidiaries, with certain exceptions, to engage in sale and leaseback transactions, create liens and consolidate, merge or transfer all or substantially all of our assets. The 2019 notes are subject to redemption, in whole or in part, at our option at any time at a redemption price equal to the principal amount of the notes redeemed plus a make-whole premium. We will also pay accrued but unpaid interest to the redemption date.
6 7/8% Senior Notes due 2020 and 7 7/8% Senior Notes due 2040
On August 6, 2010, we completed an offering of $900.0 million aggregate principal amount of our 6 7/8% Senior Notes due 2020 and $300.0 million aggregate principal amount of our 7 7/8% Senior Notes due 2040. The 2020 notes and the 2040 notes bear interest at 6.875% and 7.875%, respectively, per annum, payable semiannually. The 2020 notes and 2040 notes contain provisions that limit our ability and the ability of our subsidiaries, with certain exceptions, to engage in sale and leaseback transactions, create liens and consolidate, merge or transfer all or substantially all of our assets. Upon a specified change in control event that results in a ratings decline, we will be required to make an offer to repurchase the 2020 notes and the 2040 notes at a repurchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest through the applicable repurchase date. The notes of each series are subject to redemption, in whole at any time or in part from time to time, at our option, at a redemption price equal to the principal amount of the notes redeemed plus a make-whole premium. We will also pay accrued but unpaid interest to the redemption date.
MARAD Notes
In November 2006, we completed the purchase of the remaining 70% interest in the joint venture entity that owns the Pride Portland and the Pride Rio de Janeiro, which resulted in the addition of approximately $284 million of debt, net of fair value discount, to our consolidated balance sheet. Repayment of the notes, which were used to fund a portion of the construction costs of the rigs, is guaranteed by the United States Maritime Administration (“MARAD”). The notes bear interest at a weighted average fixed rate of 4.33%, mature in 2016 and are prepayable, in whole or in part, subject to a make-whole premium. The notes are collateralized by the two rigs and the net proceeds received by subsidiary project companies chartering the rigs.
Redemption of 7 3/8% Senior Notes due 2014
On September 5, 2010, we redeemed all of our outstanding 7 3/8% Senior Notes due 2014 with a portion of the proceeds from the issuance of the 2020 notes and 2040 notes. The aggregate principal amount of $500.0 million was redeemed at a price of 102.458% of the principal amount, plus accrued and unpaid interest to the redemption date. As a result of the redemption of the 2014 notes, we recognized a charge of $16.4 million during the third quarter of 2010 related to the prepayment premium and write-off of unamortized debt issuance costs and discount related to the notes, which is included in “Refinancing charges” for the year ended December 31, 2010.

Redemption of 3 1/4% Convertible Senior Notes due 2033
In April 2008, we called for redemption all of our outstanding 3 1/4% Convertible Senior Notes due 2033 in accordance with the terms of the indenture governing the notes. The redemption price was 100% of the principal amount thereof, plus accrued and unpaid interest (including contingent interest) to the redemption date. Under the indenture, holders of the notes could elect to convert the notes into our common stock at a rate of 38.9045 shares of common stock per $1,000 principal amount of the notes, at any time prior to the redemption date. Holders of the notes elected to convert a total of $299.7 million aggregate principal amount of the notes, and the remaining $254,000 aggregate principal amount was redeemed by us on the redemption date. We delivered an aggregate of approximately $300.0 million in cash and approximately 5.0 million shares of common stock in connection with the retirement of the notes. As a result of the retirement of the notes, we reversed a long-term deferred tax liability of $31.4 million, which was accounted for as an increase to “Paid-in capital.” The reversal related to interest expense imputed on these notes for U.S. federal income tax purposes.
Future Maturities
Future maturities of long-term debt were as follows at December 31:

Amount
2011	$30.3
2012	30.3
2013	30.3
2014	30.3
2015	30.3
Thereafter	1,712.2

$1,863.7

NOTE 5. FINANCIAL INSTRUMENTS
Fair Value of Financial Instruments
Our financial instruments include cash and cash equivalents, accounts receivable, accounts payable, foreign currency forward contracts and debt. Our cash and cash equivalents, accounts receivable and accounts payable are by their nature short-term. As a result, the carrying value included in the accompanying consolidated balance sheets approximate fair value. The estimated fair value of our debt at December 31, 2010 and December 31, 2009 was $2,030.2 million and $1,307.6 million, respectively, which differs from the carrying amounts of $1,863.7 million and $1,192.0 million, respectively, included in our consolidated balance sheets. The fair value of our debt has been estimated based on quarter- and year-end quoted market prices.
The following table presents our financial instruments measured at fair value on a recurring basis:

		Quoted Prices	Significant	Significant
		in	Other	Unobservable
		Active Markets	Observable Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2010
Derivative Financial Instruments
Foreign currency forward contracts	$—	$—	$—	$—

December 31, 2009
Derivative Financial Instruments
Foreign currency forward contracts	$(0.1)	$—	$(0.1)	$—

The foreign currency forward contracts have been valued using a combined income and market-based valuation methodology based on forward exchange curves and credit. These curves are obtained from independent pricing services reflecting broker market quotes.
There were no transfers between Level 1 and Level 2 of the fair value hierarchy or any changes in the valuation techniques used during 2010.
Foreign Exchange Risks
Our operations are subject to foreign exchange risks, including the risks of adverse foreign currency fluctuations and devaluations and of restrictions on currency repatriation. We attempt to limit the risks of adverse currency fluctuations and restrictions on currency repatriation by obtaining contracts providing for payment in U.S. dollars or freely convertible foreign currency. To the extent possible, we may seek to limit our exposure to local currencies by matching its acceptance thereof to its expense requirements in such currencies.
Cash Flow Hedging
We have a foreign currency hedging program to mitigate the change in value of forecasted payroll transactions and related costs denominated in euros. We are hedging a portion of these payroll and related costs using forward contracts. When the U.S. dollar strengthens against the euro, the decline in the value of the forward contracts is offset by lower future payroll costs. Conversely, when the U.S. dollar weakens, the increase in value of forward contracts offsets higher future payroll costs. When effective, these transactions should generate cash flows that directly offset the cash flow effect from changes in the value of our forecasted euro-denominated payroll transactions. The maximum amount of time that we are hedging our exposure to euro-denominated forecasted payroll costs is six months. The aggregate notional amount of these forward contracts, expressed in U.S. dollars, was $5.8 million and $6.0 million at December 31, 2010 and 2009, respectively.
All of our foreign currency forward contracts were accounted for as cash flow hedges under ASC Topic 815, Derivatives and Hedging. The fair market value of these derivative instruments is included in other current assets or accrued expenses and other current liabilities, with the cumulative unrealized gain or loss included in accumulated other comprehensive income in our consolidated balance sheet. The payroll and related costs that are being hedged are included in accrued expenses and other current liabilities in our consolidated balance sheet, with the realized gain or loss associated with the revaluation of these liabilities from euros to U.S. dollars included in other income (expense). Amounts recorded in accumulated other comprehensive income associated with the derivative instruments are subsequently reclassed into other income (expense) as earnings are affected by the underlying hedged forecasted transactions. The estimated fair market value of our outstanding foreign currency forward contracts resulted in a nominal liability at December 31, 2010 and a liability of approximately $0.1 million at December 31, 2009. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between derivative contracts and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings and recorded to other income (expense). We did not recognize a gain or loss due to hedge ineffectiveness in our consolidated statements of operations for the years ended December 31, 2010 and 2009 related to these derivative instruments.
The balance of the net unrealized gain related to our foreign currency forward contracts in accumulated other comprehensive income is as follows:

	2010	2009
Net unrealized gain (loss) at beginning of period	$(0.1)	$0.2
Activity during period:
Settlement of forward contracts outstanding at beginning of period	0.1	(0.2)
Net unrealized gain on outstanding foreign currency forward contracts	—	(0.1)

Net unrealized gain at end of period	$—	$(0.1)

NOTE 6. INVESTMENTS IN AFFILIATES
As of December 31, 2007, we had a 30% interest in United Gulf Energy Resource Co. SAOC-Sultanate of Oman (“UGER”), which owns 99.9% of National Drilling and Services Co. LLC (“NDSC”), an Omani company. NDSC owns and operates four land drilling rigs. As of December 31, 2007, our investment in UGER was $3.4 million. In February 2008, we sold our interest in UGER for approximately $15 million.
NOTE 7. INCOME TAXES
The provision for income taxes on income from continuing operations is comprised of the following for the years ended December 31:

	2010	2009	2008
U.S.:
Current	$0.6	$0.6	$20.4
Deferred	(35.3)	19.0	18.9

Total U.S.	(34.7)	19.6	39.3
Foreign:
Current	42.1	51.9	93.6
Deferred	1.2	0.3	0.6

Total foreign	43.3	52.2	94.2

Income taxes	$8.6	$71.8	$133.5

A reconciliation of the differences between our income taxes computed at the U.S. statutory rate and our income taxes from continuing operations as reported is summarized as follows for the years ended December 31:

	2010		2009		2008
	Amount	Rate (%)	Amount	Rate (%)	Amount	Rate (%)
U.S. statutory rate	$88.2	35.0	$144.2	35.0	$224.8	35.0
Taxes on foreign earnings at lesser than the U.S. statutory rate	(75.6)	(30.0)	(85.9)	(20.8)	(96.1)	(15.0)
Finalization of prior period tax returns	(12.8)	(5.1)	(6.8)	(1.6)	(1.6)	(0.2)
Change in unrecognized tax benefits	3.7	1.5	1.4	0.3	4.2	0.6
Nondeductible fines and penalties	0.4	0.1	19.9	4.8	0.1	—
Other	4.7	1.9	(1.0)	(0.3)	2.1	0.4

Income taxes	$8.6	3.4	$71.8	17.4	$133.5	20.8

The 2010 effective tax rate is below the U.S. statutory tax rate primarily due to lower income from continuing operations in 2010, tax benefits related to the adjustment of intercompany pricing in the completion of our 2009 tax return during the third quarter of 2010, and an increased proportion of income in lower tax jurisdictions. The 2009 effective tax rate is below the U.S. statutory tax rate primarily due to certain profits taxed in low-tax jurisdictions, tax benefits derived from uncertain tax positions previously unrecognized and tax benefits related to the finalization of certain tax returns, partially offset by nondeductible fines and penalties. The 2008 effective tax rate is below the U.S. statutory tax rate primarily due to certain profits taxed in low-tax jurisdictions.
The domestic and foreign components of income from continuing operations before income taxes were as follows for the years ended December 31:

	2010	2009	2008
U.S.	$(64.1)	$15.7	$193.6
Foreign	316.1	396.4	448.6

Income from continuing operations before income taxes	$252.0	$412.1	$642.2

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets were as follows at December 31:

	2010	2009
Deferred tax assets:
Operating loss carryforwards	$38.0	$27.2
Tax credit carryforwards	54.4	25.8
Employee stock-based awards and other benefits	32.0	35.3
Other	6.7	7.6

Subtotal	131.1	95.9
Valuation allowance	(31.9)	(27.2)

Total	99.2	68.7
Deferred tax liabilities:
Depreciation	148.1	148.4
Other	1.9	1.4

Total	150.0	149.8

Net deferred tax liability(1)	$50.8	$81.1

(1)
The change in deferred tax liability of $30.3 million between December 31, 2010 and 2009 is different from the 2010 reported deferred tax benefit of $34.1 million primarily due to deferred taxes recorded on discontinued operations and tax return benefits from exercise of non-qualified stock options.

Applicable U.S. deferred income taxes and related foreign dividend withholding taxes have not been provided on approximately $2,235.9 million of undistributed earnings and profits of our foreign subsidiaries. We consider such earnings to be permanently reinvested outside the United States. It is not practicable to determine the amount of additional taxes that may be assessed upon distribution of unremitted earnings.
As of December 31, 2010, we had deferred tax assets of $38.0 million relating to $268.4 million of net operating loss (“NOL”) carryforwards, $0.3 million of non-expiring Alternative Minimum Tax (“AMT”) credits, and $54.1 million of U.S. foreign tax credits (“FTC”). The NOL carryforwards and tax credits can be used to reduce our income taxes payable in future years. NOL carryforwards include $55.8 million of losses that do not expire and $212.6 million that could expire starting in 2011 through 2030. We have recognized a $31.9 million valuation allowance related to the foreign NOL carryforwards, primarily relating to countries where we no longer operate or do not expect to generate future taxable income, due to the uncertainty of realizing certain foreign NOL carryforwards. A valuation allowance for deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. We have not recorded a valuation allowance against our FTC and AMT credit deferred tax assets, since we believe that future profitability will allow us to fully utilize these tax attributes. Our ability to realize the benefit of our deferred tax assets requires that we achieve certain future earnings prior to the expiration of the carryforwards. The foreign tax credits begin to expire in 2017 and the AMT credits do not expire. We could be required to record an additional valuation allowance against certain or all of our remaining deferred tax assets if market conditions deteriorate or future earnings are below current estimates.
Uncertain Tax Positions
We recognize a benefit for uncertainty in income taxes if we determine that a position is more likely than not of being sustained upon audit, based solely on the technical merits of the position. We recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement. We presume that all tax positions will be examined by a taxing authority with full knowledge of all relevant information. We regularly monitor our tax positions and tax liabilities. We reevaluate the technical merits of our tax positions and recognize an uncertain tax benefit, when (i) there is a completion of a tax audit, (ii) there is a change in applicable tax law including a tax case or legislative guidance, or (iii) there is an expiration of the statute of limitations. If a previously recognized uncertain tax benefit no longer meets the requirements for being recognized, then we adjust our tax benefits. Significant judgment is required in accounting for tax reserves. Although we believe that we have adequately provided for liabilities resulting from tax assessments by taxing authorities, positions taken by tax authorities could have a material impact on our effective tax rate in future periods.
As of December 31, 2010 and 2009, we have approximately $40.8 million and $45.6 million, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate.
We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2010 and 2009, we have approximately $13.4 million and $12.5 million, respectively, of accrued interest and penalties related to uncertain tax positions on the consolidated balance sheet. During 2010 and 2009, we recorded interest and penalties of $0.9 million and $1.5 million, respectively, through the consolidated statement of operations.

The following table presents the reconciliation of the total amounts of unrecognized tax benefits:

	2010	2009
Balance at the beginning of the year	$45.6	$45.1
Increase related to prior period tax positions	3.7	5.7
Increase related to current period tax positions	—	2.4
Settlements	—	(0.3)
Amounts transferred to Seahawk	—	(2.4)
Recognition of benefits from clarification in tax laws	—	(5.1)
Foreign Currency Translations	(8.5)	0.2

Balance at the end of the year	$40.8	$45.6

For jurisdictions other than the United States, tax years 1999 through 2010 remain open to examination by the major taxing jurisdictions. With regard to the United States, tax years 2007 through 2010 remain open to examination.
From time to time, our periodic tax returns are subject to review and examination by various tax authorities within the jurisdictions in which we operate. We are currently contesting several tax assessments and may contest future assessments where we believe the assessments are in error. We cannot predict or provide assurance as to the ultimate outcome of existing or future tax assessments; however, we do not expect the ultimate resolution of outstanding tax assessments to have a material adverse effect on our consolidated financial statements.
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock
We are authorized to issue 50.0 million shares of preferred stock with a par value $0.01 per share. Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the number of shares, designations and other terms of each series. The board of directors has designated 4.0 million shares of preferred stock to constitute the Series A Junior Participating Preferred Stock in connection with our stockholders’ rights plan. As of December 31, 2010 and 2009, no shares of preferred stock were outstanding.
Common Stock
In connection with the retirement in the second quarter of 2008 of our 3 1/4% Convertible Senior Notes due 2033, we issued a total of 5.0 million shares of common stock to the holders (See Note 4).
Stockholders’ Rights Plan
We have a preferred share purchase rights plan. Under the plan, each share of common stock includes one right to purchase preferred stock. The rights will separate from the common stock and become exercisable (1) ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an “acquiring person” under the plan. In 2008, our board of directors took action under the plan to reduce the applicable percentage of beneficial stock ownership that triggers the plan, only as it relates to Seadrill Limited and its affiliates and associates, from 15% to 10%.
Our board of directors can elect to delay the separation of the rights from the common stock beyond the ten-day periods referred to above. The plan also confers on the board the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock for a purchase price of $50. The rights will expire at the close of business on September 30, 2011, unless we redeem or exchange them earlier as described below.
If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of the common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. Our board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If our board of directors makes this determination, the purchase of shares under the offer will not be a flip-in event.
If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.
Until ten days after the announcement that a person has become an acquiring person, our board of directors may decide to redeem the rights at a price of $0.01 per right, payable in cash, shares of common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.
At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of common stock or a flip-over event, our board of directors may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.
On February 6, 2011, we entered into a merger agreement with Ensco plc and two of its subsidiaries. Pursuant to the merger agreement and subject to the conditions provided in the agreement, we will merge with one of the subsidiaries and become an indirect, wholly owned subsidiary of Ensco. In connection with the merger agreement, we amended the plan such that none of (i) the announcement of the merger, (ii) the execution, delivery and performance of the merger agreement and the acquisition of, or right or obligation to acquire, beneficial ownership of our common stock as a result of the execution of the merger agreement, (iii) the conversion of our common stock into the right to receive the merger consideration or (iv) the consummation of the merger or any other transaction contemplated by the merger agreement will cause (x) Ensco, its subsidiaries party to the merger or any of their affiliates or associates to become an acquiring person, or (y) the occurrence of a “flip-in event”, a “flip-over event”, a “distribution date” or a “stock acquisition date” under the plan. In addition, we amended the plan to provide that the rights will expire (i) immediately prior to the effective time of the merger, if the merger is completed, or (ii) on the later of (x) the date on which the merger agreement is terminated or (y) September 30, 2011, the expiration date of the plan prior to the amendment.
NOTE 9. EARNINGS PER SHARE
The following table is a reconciliation of the numerator and the denominator of our basic and diluted earnings per share from continuing operations for the years ended December 31:

	2010	2009	2008
Income from continuing operations	$243.4	$340.3	$508.7
Income from continuing operations allocated to non-vested share awards (participating securities)	(2.9)	(5.1)	(5.4)

Income from continuing operations — basic	240.5	335.2	503.3
Interest expense on convertible notes	—	—	5.1
Income tax effect	—	—	(1.8)

Income from continuing operations — diluted	$240.5	$335.2	$506.6

Weighted average shares of common stock outstanding — basic	175.6	173.7	170.6
Convertible notes	—	—	4.1
Stock options	0.5	0.3	0.5
Restricted stock awards	0.1	—	—

Weighted average shares of common stock outstanding — diluted	176.2	174.0	175.2

Income from continuing operations per share:
Basic	$1.37	$1.93	$2.95
Diluted	$1.37	$1.92	$2.89
The calculation of weighted average shares of common stock outstanding — diluted, as adjusted, excludes 0.8 million, 2.0 million and 1.2 million of common stock issuable pursuant to outstanding stock options for the years ended December 31, 2010, 2009 and 2008, respectively, because their effect was antidilutive.

NOTE 10. STOCK-BASED COMPENSATION
Our employee stock-based compensation plans provide for the granting or awarding of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and cash awards to officers and other key employees. Directors may be granted or awarded the same types of awards as employees, except that directors may not be granted or awarded cash awards. Under the terms of our stock-based compensation plans, the number of shares available for awards under the plans was adjusted pursuant to the terms of the plans to prevent dilution as a result of the spin-off of Seahawk in August 2009. This adjustment resulted in additional shares being made available for awards under the plans in the following amounts: 366,404 shares under our 2007 Long-Term Incentive Plan and 5,991 shares under our 2004 Directors’ Stock Incentive Plan. An adjustment was also made under our Employee Stock Purchase Plan to add an additional 8,798 shares available for issuance under the plan.
As of December 31, 2010, one of our plans had shares available for future option grants or other awards. Under the 2007 Long-Term Incentive Plan, approximately 4.7 million shares are available for award.
Stock-based compensation expense related to stock options, restricted stock, restricted stock units, and our ESPP was allocated as follows:

2010
Operating costs, excluding depreciation and amortization	$16.1
General and administrative, excluding depreciation and amortization	16.6

Stock-based compensation expense before income taxes	32.7
Income tax benefit	(9.2)

Total stock-based compensation expense after income taxes	$23.5

The fair value of stock option awards is estimated on the date of grant using the Black-Scholes-Merton model with the following weighted average assumptions:

	Stock Options			ESPP
	2010	2009	2008	2010
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	38.6%	31.8%	35.1%	38.6%
Risk-free interest rate	2.4%	1.7%	3.3%	0.2%
Expected life	4.2 years	5.3 years	5.3 years	0.5 years
Weighted average grant-date fair value of stock options granted	$10.15	$5.60	$12.92	$6.78
The following table summarizes activity in our stock options:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual	Intrinsic
	Shares	Share	Term	Value
	(In Thousands)		(In Years)
Outstanding as of December 31, 2009	3,148	$22.77
Granted	451	29.60
Exercised	297	17.54
Forfeited	—	—
Expired	3	17.61

Outstanding as of December 31, 2010	3,299	$24.18	6.44	$8.82

Exercisable as of December 31, 2010	1,814	$24.69	5.15	$8.31
The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between our closing stock price on the last trading day of the year and the exercise price, multiplied by the number of in-the-money stock options) that would have been received by the stock option holders had all the holders exercised their stock options on the last day of the year. This amount will change based on the market value of our stock.

In connection with the spin-off of Seahawk and pursuant to our stock-based compensation plans and in accordance with the requirements of U.S. federal income tax law, we modified the outstanding stock options to preserve the relative value of each option to the holder. The spin-off modifications resulted in an incremental increase in outstanding options of 270,912 and a corresponding incremental compensation expense of $1.1 million, of which $0.7 million is reflected in our income from continuing operations during the year ended December 31, 2009. The weighted average exercise price of the modified options was $22.39 and the weighted average fair value per share on the date of the spin-off was $9.55. The fair value per share was calculated using the Black-Scholes-Merton model with expected terms of 0.1 to 4.7 years, implied volatilities ranging from 41.51% to 45.67% and risk free interest rates ranging from 0.12% to 2.48%.
The exercise price of stock options is equal to the fair market value of our common stock on the option grant date. The stock options generally vest over periods ranging from two years to four years and have a contractual term of 10 years. Vested options may be exercised in whole or in part at any time prior to the expiration date of the grant.
Other information pertaining to option activity was as follows:

	2010	2009	2008
Total fair value of stock options vested (in millions)	$6.0	$6.5	$5.2
Total intrinsic value of stock options exercised (in millions)	$4.6	$8.3	$21.6
During 2010, 2009 and 2008, we received cash from the exercise of stock options of $5.2 million, $18.0 million and $19.0 million, respectively. Income tax benefits of $1.3 million, $2.8 million and $7.9 million were realized from the exercise of stock options for 2010, 2009 and 2008, respectively. As of December 31, 2010, there was $6.5 million of total stock option compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted average period of 1.5 years.
We have awarded restricted stock and restricted stock units (collectively, “restricted stock awards”) to certain key employees and directors. We record unearned compensation as a reduction of stockholders’ equity based on the closing price of our common stock on the date of grant. The unearned compensation is being recognized ratably over the applicable vesting period. Restricted stock awards consist of awards of our common stock, or awards denominated in common stock.
The following table summarizes the restricted stock awarded during the years ended December 31:

	2010	2009	2008
Number of restricted stock awards (in thousands)	972	1,917	932
Fair value of restricted stock awards at date of grant (in millions)	$27.4	$28.4	$31.7
The following table summarizes activity in our nonvested restricted stock awards:

		Weighted
		Average
		Grant Date
	Number of	Fair Value
	Shares	per Share
	(In Thousands)
Nonvested at December 31, 2009	2,459	$16.01
Granted	972	28.28
Vested	996	25.20
Forfeited	159	23.58

Nonvested at December 31, 2010	2,276	$23.84

As of December 31, 2010, there was $26.1 million of unrecognized stock-based compensation expense related to nonvested restricted stock awards. That cost is expected to be recognized over a weighted average period of 1.4 years.

Unvested restricted stock unit awards granted during 2009, but prior to the Seahawk spin-off, were modified at the time of the spin-off to increase the number of units to reflect the stock dividend associated with the underlying shares. We granted 107,847 additional units, with a weighted average grant-date fair value per share of $26.54 on the date of the spin-off. Restricted stock unit awards that were granted prior to 2009 and were unvested at the time of the spin-off were not modified, but the holders received a cash dividend in lieu of additional units. As a result of Pride employees transferring to Seahawk, 189,592 restricted stock unit awards were forfeited.
During 2008, we recognized $0.1 million of stock-based compensation in connection with the modification of the terms of certain key employees’ stock options and restricted stock.
Our ESPP permits eligible employees to purchase shares of our common stock at a price equal to 85% of the lower of the closing price of our common stock on the first or last trading day of the applicable purchase period. Prior to 2009, the annual purchase period extended from January 1 to December 31 of each year. Beginning in 2009, there are two purchase periods of six months each. A total of 752,485 shares remained available for issuance under the plan as of December 31, 2010. Employees purchased approximately 187,000, 202,000 and 133,000 shares in the years ended December 31, 2010, 2009 and 2008, respectively.
NOTE 11. EMPLOYEE BENEFIT PLANS
Defined Benefit Pension Plans
We have a non-qualified Supplemental Executive Retirement Plan (the “SERP”) that provides for benefits, to the extent vested, to be paid to participating executive officers upon the officer’s termination or retirement. No assets are held with respect to the SERP; therefore, benefits will be funded when paid to the participants. We recorded expenses of $2.2 million, $3.4 million and $3.5 million related to the SERP in 2010, 2009 and 2008, respectively. As of December 31, 2010 and 2009, the unfunded accrued pension liability was $22.6 million and $22.1 million, respectively.
We also have a post-retirement plan to provide medical benefits, to the extent vested, for participating executive officers upon the officer’s retirement or termination. The total liabilities for the underfunded plan were approximately $2.2 million as of December 31, 2010 and approximately $1.6 million as of December 31, 2009.
One of our foreign subsidiaries has a defined benefit pension plan covering approximately 15 management employees. Benefits under this plan are typically based on years of service and final average compensation levels. The plan is managed in accordance with applicable local statutes and practices. In 2008, a review of this plan resulted in the decision to discontinue funding and close the plan to new participants. As of December 31, 2010 and 2009, the plan was overfunded $0.5 million and $0.6 million, respectively, based on the funded status of the plan.
Defined Contribution Plan
We have a 401(k) defined contribution plan for generally all of our U.S. employees that allows eligible employees to defer up to 50% of their eligible annual compensation, with certain limitations. At our discretion, we may match up to 100% of the first 6% of compensation deferred by participants. Our contributions to the plan amounted to $7.0 million, $7.0 million and $9.2 million in 2010, 2009 and 2008, respectively.

NOTE 12. COMMITMENTS AND CONTINGENCIES
Leases
At December 31, 2010, we had entered into long-term non-cancelable operating leases covering certain facilities and equipment. The minimum annual rental commitments are as follows for the years ending December 31:

Amount
2011	$9.7
2012	7.7
2013	5.5
2014	4.4
2015	4.4
Thereafter	10.2

$41.9

FCPA Investigation
We have resolved with the U.S. Department of Justice and the Securities and Exchange Commission our previously disclosed investigations into potential violations of the U.S. Foreign Corrupt Practices Act. In connection with the settlements, we paid a total of $56.2 million in penalties, disgorgement and interest as described below. We had accrued this amount in the fourth quarter of 2009.
The settlement with the DOJ included a deferred prosecution agreement (“DPA”) between us and the DOJ and a guilty plea by our French subsidiary, Pride Forasol S.A.S., to FCPA-related charges. Under the DPA, the DOJ agreed to defer the prosecution of certain FCPA-related charges against us and agreed not to bring any further criminal or civil charges against us or any of our subsidiaries related to either any of the conduct set forth in the statement of facts attached to the DPA or any other information we disclosed to the DOJ prior to the execution of the DPA. We agreed, among other things, to continue to cooperate with the DOJ, to continue to review and maintain our anti-bribery compliance program and to submit to the DOJ three annual written reports regarding our progress and experience in maintaining and, as appropriate, enhancing our compliance policies and procedures. If we comply with the terms of the DPA, the deferred charges against us will be dismissed with prejudice. If, during the term of the DPA, the DOJ determines that we have committed a felony under federal law, provided deliberately false information or otherwise breached the DPA, we could be subject to prosecution and penalties for any criminal violation of which the DOJ has knowledge, including the deferred charges.
In December 2010, pursuant to a plea agreement, Pride Forasol S.A.S. pled guilty in U.S. District Court to conspiracy and FCPA charges. Pride Forasol S.A.S. was sentenced to pay a criminal fine of $32.6 million and to serve a three-year term of organizational probation.
The SEC investigation was resolved in November 2010. Without admitting or denying the allegations in a civil complaint filed by the SEC, we consented to the entry of a final judgment ordering disgorgement plus pre-judgment interest totaling $23.6 million and a permanent injunction against future violations of the FCPA.
We have received preliminary inquiries from governmental authorities of certain of the countries referenced in our settlements with the DOJ and SEC. We could face additional fines, sanctions and other penalties from authorities in these and other relevant foreign jurisdictions, including prohibition of our participating in or curtailment of business operations in those jurisdictions and the seizure of rigs or other assets. At this early stage of such inquiries, we are unable to determine what, if any, legal liability may result. Our customers in those jurisdictions could seek to impose penalties or take other actions adverse to our interests. We could also face other third-party claims by directors, officers, employees, affiliates, advisors, attorneys, agents, stockholders, debt holders, or other interest holders or constituents of our company. For additional information regarding a stockholder demand letter and derivative cases with respect to these matters, please see the discussion below under “—Demand Letter and Derivative Cases.” In addition, disclosure of the subject matter of the investigations and settlements could adversely affect our reputation and our ability to obtain new business or retain existing business from our current clients and potential clients, to attract and retain employees and to access the capital markets. No amounts have been accrued related to any potential fines, sanctions, claims or other penalties referenced in this paragraph, which could be material individually or in the aggregate.
We cannot currently predict what, if any, actions may be taken by any other applicable government or other authorities or our customers or other third parties or the effect the actions may have on our results of operations, financial condition or cash flows, on our consolidated financial statements or on our business in the countries at issue and other jurisdictions.

In addition, in connection with the investigation, our former Chief Operating Officer resigned as an officer effective May 31, 2006 and remained in the capacity of an employee to assist us with the investigation and to be available for consultation and to answer questions relating to our business. He had agreed to retire upon the conclusion of the investigation, and his right to receive retirement benefits was subject to the determination by our board of directors that we did not have cause (as defined in his retirement agreement with us) to terminate his employment. The board of directors determined that we did not have requisite cause to terminate his employment and that his retirement date was December 31, 2010.
Arbitration Matter
In March 2002, Pride Offshore, Inc. (now Seahawk Drilling, Inc.) entered into contracts with BP America Production Co. to design, engineer, manage construction of and commission, as well as operate the drilling package on, the Mad Dog, a platform owned by BP America in the U.S. Gulf of Mexico. In 2004, the drilling package was accepted by BP America, and Pride Offshore’s work under the operation contract commenced. In September 2008, the drilling package was destroyed and the platform was damaged in Hurricane Ike. In September 2009, BP America and an affiliate, on behalf of itself and its joint venture partners, filed an arbitration notice under the contracts, claiming that Pride Offshore breached its express and implied warranties under the construction contract and was liable for fault and gross fault in performing the contracts. Under our master separation agreement with Seahawk entered into at the time of the Seahawk spin-off in August 2009, we agreed to assume any obligations arising from the BP America contracts discussed above, which would include potential obligations arising from the construction of the drilling package. Effective January 14, 2011, we reached a settlement with BP America resolving all matters in dispute in the arbitration. Under this settlement, we funded a $250,000 payment to BP America, the amount of our deductible under the applicable insurance policies, and our insurance underwriters funded the balance of the settlement payment. We believe that the matter has not adversely affected, and is not likely to adversely affect, our relationship with BP America in any material respect.
Environmental Matters
We are currently subject to pending notices of assessment issued from 2002 to 2010 pursuant to which governmental authorities in Brazil are seeking fines in an aggregate amount of approximately $1.4 million, based on exchange rates as of December 31, 2010, for releases of drilling fluids from rigs operating offshore Brazil. We are contesting these notices. We intend to defend ourselves vigorously and, based on the information available to us at this time, we do not expect the outcome of these assessments to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these assessments. As of December 31, 2010, we have an accrual of $1.4 million for potential liability related to these matters.
We are currently subject to a pending administrative proceeding initiated in July 2009 by a governmental authority of Spain pursuant to which such governmental authority is seeking payment in an aggregate amount of approximately $4 million for an alleged environmental spill originating from the Pride North America while it was operating offshore Spain. We expect to be indemnified for any payments resulting from this incident by our client under the terms of the drilling contract. The client has posted guarantees with the Spanish government to cover potential penalties. In addition, a criminal investigation of the incident was initiated by a prosecutor in Tarragona, Spain in July 2010, and the administrative proceedings have been suspended pending the outcome of this investigation. We do not know at this time what, if any, involvement we may have in this investigation. We intend to defend ourselves vigorously in the administrative proceeding and any criminal investigation of us and, based on the information available to us at this time, we do not expect the outcome of the proceedings to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of the proceedings.
Demand Letter and Derivative Cases
In June 2009, we received a demand letter from counsel representing Kyle Arnold. The letter states that Mr. Arnold is one of our stockholders and that he believes that certain of our current and former officers and directors violated their fiduciary duties related to the issues described above under “—FCPA Investigation.” The letter requests that our board of directors take appropriate action against the individuals in question. In September 2009, in response to this letter, the board of directors formed a special committee, which retained independent counsel to advise it. The committee commenced an evaluation of the issues raised by the letter in an effort to determine a course of action for the company.

Subsequent to the receipt of the demand letter, on October 14, 2009, Mr. Arnold filed suit in the state court of Harris County, Texas against us and certain of our current and former officers and directors. The lawsuit, like the demand letter, alleged that the individual defendants breached their fiduciary duties to us related to the issues described above under “—FCPA Investigation.” Among other remedies, the lawsuit sought damages in an unspecified amount and equitable relief against the individual defendants, along with an award of attorney fees and other costs and expenses to the plaintiff. On October 16, 2009, the plaintiff dismissed the lawsuit without prejudice, but the demand letter referenced above remains in effect.
On April 14, 2010, Edward Ferguson, a purported stockholder of Pride, filed a derivative action in the state court of Harris County, Texas against all of our current directors and us, as nominal defendant. The lawsuit alleges that the individual defendants breached their fiduciary duties to us related to the issues described above under “—FCPA Investigation.” Among other remedies, the lawsuit seeks damages in an unspecified amount and equitable relief against the individual defendants, along with an award of attorney fees and other costs and expenses to the plaintiff. On April 15, 2010, Lawrence Dixon, another purported stockholder, filed a substantially similar lawsuit in the state court of Harris County, Texas against the same defendants. These two lawsuits have been consolidated. The parties agreed to a deferral of the matter to await further developments in the FCPA investigation. After the conclusion of that investigation (see “—FCPA Investigation”), the plaintiffs filed a consolidated amended petition on January 18, 2011, raising allegations substantially similar to those made in the prior lawsuits.
On February 9, 2011, the plaintiffs filed a further amendment to their petition adding claims related to our proposed merger with Ensco plc. Please read Note 17 for additional information about the transaction. In this latest amendment, the plaintiffs contend that the proposed merger was motivated by a desire to extinguish the alleged liability related to the derivative action. The plaintiffs also contend that the proposed merger does not provide fair value to our stockholders, and that various provisions of the merger agreement are improperly designed to prevent any competing bids. The plaintiffs assert claims for breach of fiduciary duty, aiding and abetting such breaches, abuse of control, and mismanagement. They contend that their breach of fiduciary duty claim with respect to the proposed merger should be certified as a class action, that the merger agreement should be declared unenforceable, and that the proposed merger should be enjoined. The plaintiffs seek unspecified damages and other relief as well.
In December 2010, the special committee completed its evaluation of the issues surrounding the FCPA investigation. The committee analyzed the issues raised by the demand letter and the then pending lawsuits and conducted its own investigation into the matter. The committee concluded that it was not in the interest of our company or our stockholders to pursue litigation related to the matter. These conclusions were summarized for the board of directors in December 2010. On January 28, 2011, the special committee met and evaluated whether the allegations raised in the amended petition in the Ferguson matter filed on January 18, 2011 raised any issues that would alter its conclusion. The committee determined that the new filing did not alter its conclusion that litigation of these matters was not in the interest of our company or our stockholders and that such litigation should not be pursued. On February 14, 2011, we received the report of the special committee dated December 8, 2010, as well as committee minutes reflecting the conclusions reached in the meeting of January 28, 2011.
On February 9, 2011, Cary Abrams, a purported stockholder of Pride, filed a class action petition in state court in Harris County, Texas requesting temporary and permanent injunctive relief enjoining the proposed merger with Ensco and rescission of the merger if consummated. On February 10, 2011, Astor BK Realty Trust, another purported stockholder of Pride, filed a substantially similar lawsuit in Harris County, Texas. The lawsuits allege that all of our current directors breached their fiduciary duties by agreeing to inadequate consideration for our stockholders and by approving a merger agreement that includes deal protection devices allegedly designed to ensure that we will not receive a superior offer. The lawsuits also allege that we and Ensco aided and abetted the directors in the breaches of their fiduciary duties. The plaintiffs seek unspecified damages and other relief as well.
On February 10, 2011, Saratoga Advantage Trust, a purported stockholder of Pride, filed a class action complaint in the Delaware Chancery Court seeking preliminary and permanent injunctive relief enjoining the proposed merger with Ensco. On February 17, 2011, Elizabeth Wiggs - Jacques, another purported stockholder of Pride, filed a substantially similar lawsuit in the Delaware Chancery Court. The plaintiffs allege that all of our current directors breached their fiduciary duties by approving the merger agreement because it provides inadequate consideration to our stockholders and contains provisions designed to ensure that we will not receive a competing superior proposal. The plaintiffs also allege that we and Ensco aided and abetted the directors in purportedly breaching their fiduciary duties. In addition, the plaintiffs seek rescission of the merger should it be consummated, as well as other unspecified equitable relief.
We anticipate the filing of other similar lawsuits in the coming days.

Loss of Pride Wyoming
In September 2008, the Pride Wyoming, a 250-foot slot-type jackup rig owned by Seahawk and operating in the U.S. Gulf of Mexico, was deemed a total loss for insurance purposes after it was severely damaged and sank as a result of Hurricane Ike. All proceeds related to the insured value of the rig were received in 2008. Costs for removal of the wreckage have been and are expected to continue to be covered by our insurance. Under the master separation agreement between us and Seahawk, Seahawk agreed to be responsible for any removal costs, legal settlements and legal costs associated with the Pride Wyoming not covered by insurance. The master separation agreement also provided that, at Seahawk’s request, we would finance, on a revolving basis, some or all of the costs for removal of the wreckage and salvage operations until receipt of insurance proceeds. During 2010, Seahawk requested that we pay various invoices related to the removal of the wreckage. We paid the invoices and were reimbursed for the entire amount under our insurance policies. The removal of the wreckage was completed in December 2010 and the remaining removal costs are covered by our insurance policies and will be paid by the insurance underwriters.
Seahawk Tax-Related Credit Support
In 2006, 2007 and 2009, Seahawk received tax assessments from the Mexican government related to the operations of certain of Seahawk’s subsidiaries. Pursuant to local statutory requirements, Seahawk has provided and may provide additional surety bonds, letters of credit, or other suitable collateral to contest these assessments. Pursuant to a tax support agreement between us and Seahawk, we agreed, at Seahawk’s request, to guarantee or indemnify the issuer of any such surety bonds, letters of credit, or other collateral issued for Seahawk’s account in respect of such Mexican tax assessments made prior to the spin-off date. The amount of the assessments could total up to approximately $161.6 million, based on exchange rates as of December 31, 2010. On September 15, 2010, Seahawk requested that we provide credit support for four letters of credit issued for the appeals of four of Seahawk’s tax assessments. The amount of the request totaled approximately $48.4 million, based on exchange rates as of December 31, 2010. On October 28, 2010, we provided credit support in satisfaction of this request. As of December 31, 2010, we have an accrual of $2.4 million related to this matter, which represents the fair value of our guarantee. Pursuant to the tax support agreement, Seahawk is required to pay us a fee based on the actual credit support provided. Seahawk’s quarterly fee payment due on December 31, 2010 was not made, which had the effect of terminating Pride’s obligation to provide further credit support under the tax support agreement. Further, on February 9, 2011, we sent a demand letter to Seahawk which notified them of their breach of this agreement, and we requested cash-collateralization from them for the credit support that we previously provided on their behalf, as permitted under the terms of the agreement. In connection with its bankruptcy filing, Seahawk is seeking to terminate its reimbursement obligations under the tax support agreement.
Other
We are routinely involved in other litigation, claims and disputes incidental to our business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on our financial position, results of operations or cash flows. However, a substantial settlement payment or judgment in excess of our accruals could have a material adverse effect on our financial position, results of operations or cash flows.
In the normal course of business with customers, vendors and others, we have entered into letters of credit and surety bonds as security for certain performance obligations that totaled approximately $544.8 million at December 31, 2010. These letters of credit and surety bonds are issued under a number of facilities provided by several banks and other financial institutions.
NOTE 13. RESTRUCTURING COSTS
During the fourth quarter of 2010, we initiated a plan to open a regional headquarter for the Eastern hemisphere in the Netherlands and a project to consolidate our offices in France, in order to reduce costs and improve operating efficiencies. The restructuring effort contemplates closing down one office and reducing the overall workforce in France. We expect the restructuring to be completed in the third quarter of 2011 and the associated costs to be paid using cash from operations. The costs to be incurred for the restructuring will be primarily related to payments to be made under ongoing and one-time termination benefit arrangements; however, the details of our proposed plan are subject to negotiations with, and the formal opinion of, a local labor committee.

NOTE 14. SEGMENT AND GEOGRAPHIC INFORMATION
We organize our reportable segments based on water depth operating capabilities of our drilling rigs. Our reportable segments include Deepwater, which consists of our drillships and semisubmersible rigs capable of drilling in water depths of 4,500 feet and greater; Midwater, which consists of our semisubmersible rigs capable of drilling in water depths of 4,499 feet or less; and Independent Leg Jackup, which consists of our jackup rigs capable of operating in water depths up to 300 feet. We also manage the drilling operations for deepwater rigs, which are included in a non-reported operating segment along with corporate costs and other operations.
The accounting policies for our segments are the same as those described in Note 1 of our Consolidated Financial Statements.
Summarized financial information for our reportable segments are listed below.

	2010	2009	2008
Deepwater revenues:
Revenues, excluding reimbursables	$916.3	$810.3	$874.6
Reimbursable revenues	14.2	12.8	7.6

Total Deepwater revenues	930.5	823.1	882.2

Midwater revenues:
Revenues, excluding reimbursables	365.8	412.9	419.5
Reimbursable revenues	1.7	6.5	6.0

Total Midwater revenues	367.5	419.4	425.5

Independent Leg Jackup revenues:
Revenues, excluding reimbursables	89.4	264.0	273.9
Reimbursable revenues	1.3	1.3	1.3

Total Independent Leg Jackup revenues	90.7	265.3	275.2

Other	70.9	83.0	119.2
Corporate	0.5	3.4	0.5

Total revenues	$1,460.1	$1,594.2	$1,702.6

Earnings (loss) from continuing operations:
Deepwater	$344.8	$348.3	$454.7
Midwater	66.5	129.0	163.6
Independent Leg Jackups	(25.1)	105.4	133.2
Other	3.8	4.8	7.8
Corporate	(114.8)	(174.2)	(132.2)

Total	$275.2	$413.3	$627.1

Capital expenditures:
Deepwater	$1,087.2	$893.6	714.4
Midwater	80.5	39.6	169.3
Independent Leg Jackups	31.3	11.6	40.1
Other	4.3	2.8	7.5
Corporate	50.0	21.8	29.4
Discontinued operations	—	25.0	23.3

Total	$1,253.3	$994.4	$984.0

Depreciation and amortization:
Deepwater	$96.9	$76.7	$72.2
Midwater	49.2	45.3	42.0
Independent Leg Jackups	30.6	29.0	26.8
Other	0.3	0.3	1.7
Corporate	7.0	7.7	4.6

Total	$184.0	$159.0	$147.3

We measure segment assets as property and equipment. Our total long-lived assets, net, by segment as of December 31, 2010 and 2009 were as follows:

	2010	2009
Total long-lived assets:
Deepwater	$4,826.7	$3,836.1
Midwater	716.3	680.5
Independent Leg Jackups	266.5	261.2
Other	19.0	23.1
Corporate	132.7	89.4

Total	$5,961.2	$4,890.3

Our significant customers for the years ended December 31, 2010, 2009 and 2008, were as follows:

	2010	2009	2008
Petroleos Brasileiro S.A.	38%	33%	25%
Total S.A.	18%	16%	13%
BP America and affiliates	15%	4%	13%
Exxon Mobil Corporation	3%	7%	11%
For the years ended December 31, 2010, 2009 and 2008, we derived 94%, 97% and 96%, respectively, of our revenues from countries outside of the United States. As a result, we are exposed to the risk of changes in social, political and economic conditions inherent in foreign operations. Revenues by geographic area are presented by attributing revenues to the individual country where the services were performed.
Revenues by geographic area where the services were performed are as follows for years ended December 31:

	2010	2009	2008
Brazil	$740.2	$586.0	$513.7
Angola	322.3	489.6	532.1
Other countries	316.2	469.3	592.0

All International	1,378.7	1,544.9	1,637.8
United States	81.4	49.3	64.8

Total	$1,460.1	$1,594.2	$1,702.6

Long-lived assets by geographic area as presented in the following table were attributed to countries based on the physical location of the assets. A substantial portion of our assets is mobile. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.
Long-lived assets, which include property and equipment, by geographic area, including our drillships under construction in South Korea, are as follows at December 31:

	2010	2009
Brazil	$1,819.0	$1,649.8
South Korea	967.3	1,682.3
Angola	556.2	724.1
Mexico	—	0.8
Other countries	691.8	660.7

All International	4,034.3	4,717.7
United States	1,926.9	172.6

Total	$5,961.2	$4,890.3

NOTE 15. OTHER SUPPLEMENTAL INFORMATION
Other current assets consisted of the following at December 31:

	2010	2009
Other receivables	$41.7	$112.3
Prepaid expenses	34.6	23.5
Deferred mobilization and inspection costs	33.5	23.3
Insurance receivables	7.5	1.8
Other	10.0	6.7

Total	$127.3	$167.6

Accrued expenses and other current liabilities consisted of the following at December 31:

	2010	2009
Payroll and benefits	$68.3	$59.7
Interest	39.6	21.9
Deferred mobilization revenues	25.5	65.5
Current income taxes	8.9	13.9
Taxes other than income	6.8	5.4
Department of Justice and Securities and Exchange Commission fines	—	56.2
Importation duties	—	13.6
Short-term indemnity	(0.1)	35.2
Other	68.0	68.3

Total	$217.0	$339.7

Supplemental consolidated statement of operations information is as follows for the years ended December 31:

	2010	2009	2008
Rental expense	$41.1	$48.7	$46.8

Other income (loss), net
Foreign exchange gain (loss)	$3.9	$(5.5)	$10.2
Realized and unrealized changes in fair value of derivatives	—	—	—
Equity earnings in unconsolidated subsidiaries	—	—	0.2
Other	0.1	1.4	10.2

Total	$4.0	$(4.1)	$20.6

Supplemental cash flows and non-cash transactions were as follows for the years ended December 31:

	2010	2009	2008
Decrease (increase) in:
Trade receivables	$11.6	$142.4	$(80.8)
Other current assets	50.4	(16.4)	(11.0)
Other assets	13.2	(18.3)	(2.5)
Increase (decrease) in:
Accounts payable	(29.6)	(14.9)	58.8
Accrued expenses	(81.7)	44.1	(15.9)
Other liabilities	(3.3)	5.9	24.5

Net effect of changes in operating accounts	$(39.4)	$142.8	$(26.9)

Cash paid during the year for:
Interest	$94.4	$70.2	$56.1
Income taxes — U.S., net	0.6	0.6	2.4
Income taxes — foreign, net	41.9	123.7	145.8
Change in capital expenditures in accounts payable	10.6	24.0	(54.6)

NOTE 16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2010
Revenues	$362.8	$350.3	$346.2	$400.8
Earnings from operations	86.3	57.3	56.0	75.6
Income from continuing operations, net of tax	80.7	57.7	42.8	62.2
Loss from discontinued operations, net of tax	(7.7)	(0.2)	(6.3)	(10.1)
Net income	73.0	57.5	36.5	52.1

Basic earnings per share:
Income from continuing operations	$0.45	$0.32	$0.24	$0.35
Loss from discontinued operations	(0.04)	—	(0.04)	(0.06)

Net income	$0.41	$0.32	$0.20	$0.29

Diluted earnings per share:
Income from continuing operations	0.45	0.32	0.24	0.35
Loss from discontinued operations	(0.04)	—	(0.04)	(0.06)

Net income	$0.41	$0.32	$0.20	$0.29

2009
Revenues	$451.9	$439.5	$386.1	$316.7
Earnings from operations	172.4	164.3	100.1	(23.5)
Income (loss) from continuing operations, net of tax	148.9	134.7	79.9	(23.2)
Income (loss) from discontinued operations, net of tax	10.0	(10.6)	(44.3)	(9.6)
Net income (loss)	158.9	124.1	35.6	(32.8)

Basic earnings per share:
Income (loss) from continuing operations	$0.84	$0.76	$0.45	$(0.13)
Income (loss) from discontinued operations	0.06	(0.06)	(0.25)	(0.06)

Net income (loss)	$0.90	$0.70	$0.20	$(0.19)

Diluted earnings per share:
Income (loss) from continuing operations	0.84	0.76	0.45	(0.13)
Income (loss) from discontinued operations	0.06	(0.06)	(0.25)	(0.06)

Net income (loss)	$0.90	$0.70	$0.20	$(0.19)

NOTE 17. SUBSEQUENT EVENTS
Merger with Ensco
On February 6, 2011, we entered into a merger agreement with Ensco plc and two of its subsidiaries. Pursuant to the merger agreement and subject to the conditions provided in the agreement, we will merge with one of the subsidiaries and become an indirect, wholly owned subsidiary of Ensco.
As a result of the merger, each outstanding share of our common stock (other than shares of our common stock held by us, Ensco or any of our respective wholly owned subsidiaries (which will be cancelled as a result of the merger), those shares with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and other shares held by certain U.K. residents if determined by Ensco) will be converted into the right to receive $15.60 in cash and 0.4778 American depositary shares, representing Class A ordinary shares of Ensco (each, an “Ensco ADS”). Under certain circumstances, UK residents may receive all cash consideration as a result of compliance with legal requirements.
At the effective time of the merger, all of our outstanding equity awards will vest. Shares of our common stock will be paid to holders of restricted stock units and such stock will be converted into the right to receive the merger consideration. In addition, all vested and unexercised stock options will be assumed by Ensco and converted into equivalent options to acquire Ensco ADSs based on an exchange ratio equal to 0.4778 plus a fraction obtained by dividing $15.60 by the average closing price of Ensco ADSs for the five trading days ending three trading days before the closing of the merger.

The completion of the merger is subject to certain conditions, including, among others, (i) the adoption of the merger agreement by our stockholders and the approval of the delivery of the Ensco ADSs by the shareholders of Ensco, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any pending governmental proceeding or order to restrain the transactions in specified jurisdictions, including the United States, (iii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the parties and compliance by the parties with their respective covenants and agreements under the merger agreement, (iv) the declaration of the effectiveness by the Securities and Exchange Commission of the registration statements on Form S-4 and Form F-6 and, if applicable, the UK Listing Authority shall have approved Ensco’s prospectus, (v) the Ensco ADSs to be delivered pursuant to the merger shall have been authorized for listing on the New York Stock Exchange and (vi) other customary closing conditions.
Each party to the merger agreements has made representations and warranties in the merger agreement. We and Ensco have made covenants to conduct our respective businesses in the ordinary course between the execution of the merger agreement and the consummation of the merger and covenants not to engage in certain kinds of transactions during that period. We and Ensco have made certain additional covenants, including, among others, covenants, subject to certain exceptions, (i) not to solicit proposals regarding alternative business combination transactions, (ii) not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions, (iii) to cause stockholder meetings and shareholder meetings to be held to approve the delivery of Ensco ADSs in connection with the merger and the adoption of the merger agreement, respectively, and (iv) for our respective boards of directors to recommend approval of such proposals. In addition, Ensco has made covenants to use its reasonable best efforts to obtain financing on the same or more favorable terms as in the commitment letter described below.
The merger agreement may be terminated under certain circumstances, including if either Ensco’s or our board of directors has determined in good faith that it has received a superior proposal and otherwise complies with certain terms of the merger agreement. Upon the termination of the merger agreement, under specified circumstances, including the failure to obtain a party’s stockholder approval, such party will be required to pay a fee to the other party of $50 million. Upon the termination of the merger agreement under other specified circumstances, including (i) the decision to accept a superior proposal, (ii) a change in board of director recommendation or (iii) a failure to obtain stockholder approval after public disclosure of an alternative business combination proposal before the stockholder meeting and either the board of directors determines such proposal to be a superior proposal or, within 12 months after termination of the merger agreement, the party enters into a definitive agreement or consummates an alternative business combination proposal, such party will be required to pay the other party a termination fee of $260 million.
Additionally, Ensco has agreed that it will cause two of our current, non-employee directors designated by us to be appointed to the board of directors of Ensco at the closing of the merger. Each designee will be appointed to the class of directors selected by Ensco and will stand for election for the remaining portion of the term of office, if any, for such class at the next annual general meeting of Ensco shareholders for which a notice of the meeting has not been sent at the time of the appointment. Ensco management will recommend to the nominating, governance and compensation committee of the Ensco board of directors that such designees be nominated for election at such annual general meeting.
Ensco has advised us that, in connection with the merger agreement, Ensco entered into a bridge commitment letter pursuant to which certain lenders committed to provide $2.75 billion under an unsecured bridge term facility to fund a portion of the financing for the transactions contemplated by the merger agreement. The commitment is subject to various conditions, including the absence of a material adverse effect on us or Ensco having occurred, the receipt by Ensco of investment grade credit ratings, the execution of satisfactory documentation and other customary closing conditions. The closing of the financing is not a condition to the completion of the merger.